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                                                                   EXHIBIT 10.18


                                      LEASE


        This LEASE, dated May 17, 2001, between GEORGETOWN BISYS PHASE II, LLC, a Delaware limited liability company, having an office c/o The Georgetown Company, 667 Madison Avenue, New York, New York 10021 ("Landlord"), and The BISYS Fund Services, Inc., a Delaware corporation, having its principal office at 3435 Stelzer Road, Columbus, Ohio 43219 ("Tenant").

                              W I T N E S S E T H:

        Whereas, Tenant is the tenant under a Lease Agreement dated August 30, 1994, as amended (the "Phase I Lease") with respect to certain premises more particularly described therein located in a building at the northwest corner of Stelzer Road and Morse Crossing Road, Columbus, Ohio (hereinafter, the "Phase I Premises");

        Whereas, as of the date hereof, the landlord under the Phase I Lease ("Phase I Landlord") and Landlord will become affiliated as owners and joint venturers with respect to the Phase I Premises and the premises which are the subject of this Lease upon completion of the Building to be constructed pursuant to the terms of this Lease;

        Whereas, Landlord owns a parcel of land adjacent to and located to the west of the Phase I Premises ("Phase II Land");

        Whereas, Tenant requires expansion space for its business and Landlord has agreed to construct a building for net lease to Tenant on the Phase II Land to meet Tenant's expansion needs;

        Whereas, the initial term of the Phase I Lease will expire by its terms on September 30, 2005 and pursuant to Exhibit G of the Phase I Lease, Tenant has two 5-year renewal options;

        Whereas, simultaneously with the execution of this Lease, Tenant and Phase I Landlord will enter into an amendment of the Phase I Lease to provide
(i) that the Phase I Lease shall be extended, thereby making the term of the Phase I Lease coterminous with the term of this Lease and (ii) that the Phase I Lease shall have additional renewal options equivalent to the renewal options in this Lease, as more particularly described in Article 18 of this Lease;
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        Whereas, Landlord, the Phase I Landlord and Tenant will each secure a substantial benefit from the execution of this Lease and the amendment of the Phase I Lease;

        Whereas, any reference in this Lease to the amendment of the Phase I Lease is for information purposes only and shall not be binding on the Landlord under the Phase I Lease or Tenant hereunder as tenant under the Phase I Lease, it being intended that the parties to the Phase I Lease will be bound only by an amendment of the Phase I Lease to which they are signatory;

        Whereas, Landlord and Tenant are entering into this Lease for the purpose of setting forth their understanding with respect to the matters set forth herein.

        NOW, THEREFORE, for good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1

             DEMISED PREMISES - TERM - RECIPROCAL EASEMENT AGREEMENT

        Section 1.1 Landlord hereby leases to Tenant the parcel of land containing approximately 5.352 acres located to the west of the Phase I Premises, in the City of Columbus, County of Franklin and State of Ohio, as more particularly described on the Site Plan attached hereto as Exhibit A, together with the 79,200 square foot building, with a connection to the Phase I Premises, to be constructed thereon (the "Building") and together with parking at the rate of 6.5 parking spaces per 1,000 square feet of rentable area (collectively the "Demised Premises"). This Lease shall be effective, and the parties hereto shall be bound, as of the date hereof (the "Effective Date"). The term (the "Term") of this Lease shall commence on the date (the "Commencement Date"), as defined in
Section 6.4 and end on the fifteenth (15th) anniversary of the Rent Commencement Date (as defined in Section 6.5), or such earlier date as this Lease may terminate as hereinafter provided (the "Termination Date"). Following the Commencement Date and the Rent Commencement Date, the parties shall execute a document in the form of Exhibit G attached hereto setting forth each respective date, but the failure of either party to execute the document shall not effect the Commencement Date or the Rent Commencement Date.

        Section 1.2 For purposes of determining the number of rentable square feet of the Building, Landlord's Architect (as defined in Article 6) will certify to that measurement upon completion of the Building, which certification shall be subject to the
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reasonable approval of or confirmation by Tenant prior to its being finalized.
The parties will execute a document confirming their agreement with Landlord's Architect, but the failure of either party to do so will not affect the rights or duties of the parties hereunder.

        Section 1.3 Tenant acknowledges that the Phase II Premises and the Phase I Premises will be subject to a Reciprocal Easement Agreement ("REA") substantially in the form attached hereto as Exhibit B. Tenant will cooperate as reasonably requested by Landlord in executing any documents that may be required to carry out the requirements of the REA. Tenant further acknowledges that in connection with the construction of the Phase II Premises, Landlord and Landlord's agents, representative of public utilities and other persons or entities may require access to and through the Phase I Premises and Phase I Landlord and Tenant agree to cooperate as set forth in the REA to enable Landlord to construct the Phase II Premises, to install and connect utility lines and communications lines, to build the connection between the Phase I Premises and Phase II Premises, to provide parking and means of ingress and egress, and for any other purpose reasonably necessary to carry out the terms of this Lease provided, however, Landlord agrees that it will take reasonable precautions in the course of the activities described hereinabove to avoid interference with the operation of Tenant's business or the use and enjoyment by Tenant of the Phase I Premises and/or the Phase II Premises but neither Landlord nor Phase I Landlord shall be liable for any reasonable interruption to Tenant's business as a result thereof.

        Notwithstanding the foregoing, Landlord will be responsible for any cost and expense that Tenant may incur as a result of damage to the Phase I Premises resulting from Landlord's access to the Phase I Premises or otherwise during the course of construction of the Phase II Premises. Landlord shall prior to the commencement of any construction provide Tenant with a contemplated schedule of work with regard thereto and shall provide prior notice to Tenant, which may be by telephone, of any scheduling changes that may have any effect on the Phase I Premises.

                                    ARTICLE 2

                          BASIC RENT - ADDITIONAL RENT

        Section 2.1 Commencing on the Rent Commencement Date, and throughout the Term, Tenant will pay annual basic rent (the "Basic Rent"), in the amounts determined in accordance with Schedule 1 attached hereto, in equal monthly installments in advance of the first (1st) day of each month during the Term, without notice or demand and without any rights of reduction, counterclaim or offset except as specifically set forth
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in Articles 12 and 13. If the Rent Commencement Date falls on a day other than the first day of a calendar month, the first payment which Tenant shall make on the Rent Commencement Date shall be equal to the proportionate part of the Basic Rent for the partial month from the Rent Commencement Date to the first day of the succeeding calendar month. Basic Rent will be paid to Landlord, at the address of Landlord as above set forth or at such other address as Landlord may designate in writing from time to time. If the Term terminates on a day other than the last day of the month, then the installment of Basic Rent for the last month of the Term will be adjusted accordingly.

        Section 2.2 This Lease shall be deemed to be a "net lease" and Tenant shall pay to Landlord, absolutely net throughout the Term, without setoff or offset, the Basic Rent and other charges hereunder, free of any charges, assessments, impositions or deductions of any kind, except as specifically set forth herein. Tenant will pay and discharge all costs and expenses incurred in connection with or arising from the use, occupancy, maintenance, management, repair and security of the Demised Premises and all other amounts, liabilities, charges, obligations and other payments which Tenant, under any of the provisions of this Lease, is now or hereafter obligated to pay or discharge ("Costs"). If Tenant fails to pay all or any part of the Costs when due, then such payment may be made by Landlord (but Landlord shall not be required to do
so), and Tenant will reimburse Landlord therefor, within twenty (20) days following notice by Landlord to Tenant, together with interest thereon, at Fifteen (15%) per cent per annum (the "Default Rate"), from the date of such notice until reimbursement is made in full. Such reimbursement and interest shall constitute additional rent hereunder ("Additional Rent") and Landlord shall have the same rights, and remedies provided for herein or by statute or otherwise in the case of non-payment of Additional Rent as for non-payment of Basic Rent.
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                                       5


                                    ARTICLE 3

                        PAYMENT OF TAXES AND ASSESSMENTS

        Section 3.1 Landlord will promptly deliver to Tenant all tax bills received by Landlord with respect to the Demised Premises and Tenant will pay, directly to the appropriate governmental authority, before fine, penalty or interest may be added for nonpayment, all real estate taxes, assessments, water and sewer rents and other governmental levies and charges (all taxes, assessments, water and sewer rents and other governmental levies and charges being hereinafter called "real estate taxes") which are imposed or become a lien upon the Demised Premises or become payable, during the Term, and will promptly send Landlord a receipt for such payment or a copy of the tax bill and a copy of Tenant's cancelled check in payment thereof.

        Section 3.2 In the event any tax bill received by Landlord incorporates property in addition to the Demised Premises also owned by Landlord then, notwithstanding the provisions of this Article 3, all taxes respecting the Demised Premises will be paid by Landlord, and Landlord will thereafter bill Tenant for Tenant's pro rata share of such tax as reasonably determined by Landlord and Tenant. Such sum will be treated as Additional Rent hereunder, which will be due and payable within thirty (30) days following delivery of such bill to Tenant and otherwise in accordance with the terms of this Lease. In the event that the real estate taxes are increased as a direct result of a sale or refinancing of the Demised Premises, the portion of the real estate taxes attributable to the sale or refinancing shall be the obligation of Landlord and not Tenant.

        Section 3.3 Tenant shall be responsible for, and shall pay when due, all installments of owners' association assessments imposed upon the Demised Premises by the Easton Association, and accruing during the Term. In the event that Landlord pays any assessments directly to Easton Association with respect to the Demised Premises, Tenant will reimburse Landlord within twenty (20) days of request by Landlord. The amount due shall be deemed Additional Rent in accordance with Section 2.2. Landlord shall, upon request of Tenant, seek consent of the Easton Association to assign a share of its voting rights in the Easton Association to Tenant provided that Landlord shall retain rights appropriate to the owner of the fee interest in the Demised Premises.
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                                    ARTICLE 4

                                    INSURANCE

        Section 4.1 At all times during the Term, at Tenant's expense, Landlord will keep the Demised Premises insured for the mutual benefit of Landlord and Tenant against:

        (1) loss or damage by fire, and such other risks as may be included in the standard form of extended coverage insurance from time to time available, in an amount not less than full replacement value, less footings and foundations, provided that such amount is sufficient to prevent Landlord or Tenant from becoming a co-insurer within the terms of the applicable policies;

        (2) loss or damage by explosion of high pressure steam boiler, air conditioning equipment, pressure vessels, motors or similar apparatus, now or hereafter installed in the Demised Premises, in such limits with respect to any one accident as may reasonably be required by Landlord;

        (3) worker's compensation insurance to the full extent required by applicable law for Tenant's employees;

        (4) business interruption insurance; and

        (5) such other insurance and in such amounts as may be reasonably required by any mortgagee to which Landlord has granted or will grant a security interest in the Demised Premises (hereinafter "Landlord's Mortgagee").

        Section 4.2 Landlord will also maintain, at Tenant's expense, insurance for the benefit of Landlord and Tenant against claims for bodily injury or property damage occurring on the Demised Premises, under a policy of general commercial public liability insurance, bodily injury and death limits of not less than $5,000,000 for any one occurrence, and $1,000,000 for property damage, as such amounts may be reasonably increased by Landlord from time to time, consistent with amounts of insurance carried by prudent landlords of comparable properties or as reasonably required by any Mortgagee.

        Section 4.3 All required insurance will be effected under policies issued by insurers reasonably approved by Landlord and licensed to do business in the State of Ohio. Certificates of such insurance will be delivered by Landlord to any Mortgagee. At
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least ten (10) days prior to the expiration date of any policy, the original renewal policy for such insurance or certificate will be delivered to the holder of the expiring original policy. All such policies will contain agreements by the insurers that such policies will not be cancelled except upon thirty (30) days' prior written notice to each named insured and loss payee and will include effective waivers by the insurer of all rights of subrogation against any named insured.

        Section 4.4 All required policies of insurance will name Landlord and Tenant as the insureds as their respective interests may appear and will also provide for any loss thereunder to be payable to any Mortgagee, pursuant to a standard mortgagee clause or endorsement or to the party insured thereby.

        Section 4.5 Tenant will reimburse Landlord within twenty (20) days of request for the premium paid by Landlord, or the amount due shall be deemed Additional Rent in accordance with Section 2.2.

        Section 4.6 Tenant will carry its own insurance insuring its own personal property, and its business interest in the Demised Premises, including business interruption insurance against loss, damage or destruction by fire or other insured casualty.

                                    ARTICLE 5

   UTILITIES, MAINTENANCE, MANAGEMENT FEES AND OTHER PROPERTY-RELATED EXPENSES

        Section 5.1 Tenant will pay all costs and charges for insurance, heat, water, gas, electricity, light, telephone, janitorial, repairs, maintenance and all other expenses related to the Demised Premises in order that Basic Rent shall be absolutely net to Landlord throughout the Term of this Lease. Tenant will indemnify Landlord and save it harmless from and against any liabilities and all costs, expenses, claims or damages incurred as a result of Tenant's failure to perform its obligations hereunder. Utility service will be directly metered to the Demised Premises and charged to Tenant.

        Section 5.2 Landlord will enter into a property management contract (the "Management Contract") with a third party (the "Property Manager"), approved by Tenant, such approval not to be unreasonably withheld or delayed, pursuant to which the Property Manager will manage the Demised Premises for the Term and any Renewal Term. Landlord shall have the right to assign the Management Contract in the event of the sale of the Demised Premises; provided, however, that throughout the term, the
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Property Manager shall be subject to Tenant's reasonable approval. All
Management Contracts shall contain a thirty (30) day right to terminate with or without cause. Upon request of Tenant, Landlord shall terminate the Management Contract. Upon such termination, Landlord shall enter into a new Management Contract which shall again be subject to Tenant's reasonable approval as set forth above. If Tenant shall at any time occupy the entire Phase I Premises and Phase II Premises, Tenant may, at its option, take over the management of the Demised Premises, with a Property Manager selected by Tenant, who shall be subject to Landlord's approval, such approval not to be unreasonably withheld or delayed.

        Section 5.3 At any time that Tenant fails to make any of the payments required by this Article 5 when due, then such payment may be made by Landlord, and Tenant will reimburse Landlord as provided in Section 2.2.

                                    ARTICLE 6

     LANDLORD AND TENANT IMPROVEMENTS; CHANGES AND ALTERATIONS; SURRENDER OF
                                DEMISED PREMISES

        Section 6.1 (1) Landlord shall proceed to cause the Landlord Improvements (as hereinafter defined) to be developed and constructed in a good and workmanlike manner, in compliance with all applicable laws, ordinances, rules and regulations and in accordance with the Schematic Design, the Design Documents and the Construction Documents (collectively, the "Plans" and together with the Specifications to be prepared by Landlord and approved by Tenant, all as more particularly described in Exhibit C and in this Article, the "Plans and Specifications."). "Landlord Improvements" shall mean the Building and connecting structure, the parking area and the site improvements which Landlord will construct in a manner that is consistent with the standards for Class A office buildings in the Easton community of suburban Columbus, Ohio (the "Easton Standards").

        (2) Landlord shall cause the firm of Acock Associates (which firm has been approved by Tenant), ("Landlord's Architect") to prepare the Plans and Specifications. Landlord shall deliver to Tenant, for and subject to its approval, in accordance with the time frames (the "Time Frames") set forth in Exhibit B, (i) the Schematic Design; (ii) the Design Documents, and (iii) the Construction Documents. Tenant shall deliver written response to Landlord within twenty (20) days of receipt of each of the Schematic Design, the Design Documents and the Construction Documents. Tenant's failure to respond within twenty (20) days to each of Landlord's requests shall be deemed approval. Landlord agrees to incorporate Tenant's comments into the documents to which they
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relate; provided, however, that Landlord shall not be required to incorporate such comments of Tenant to the extent such comments would, in Landlord's reasonable judgment, require the Landlord Improvements to deviate in any material way from the Easton Standards, or, subject to the next sentence, increase Landlord's Costs (as defined in Schedule 1) above those set forth in the preliminary budget prepared by Landlord and approved by Tenant (the "Preliminary Budget") attached hereto as Exhibit D. With respect to changes requested by Tenant that would increase Landlord's Costs, Landlord shall incorporate those changes provided that the requested change is consistent with the Easton Standards and will not increase the Basic Rent for the First Rental Period to an aggregate amount that is in excess of $17.50 per rentable square foot (the "Cap"). As set forth in Exhibit D, Landlord's Costs shall include a payment equivalent to 5% of the total cost of construction, not including any Land acquisition, interest or financing costs. To the extent that Tenant's comments (i) cause a delay in Landlord's ability to adhere to the time periods in Exhibit C, or (ii) increase Landlord's Costs above the Cap, Landlord will give Tenant an opportunity to withdraw such comments. In the event that Tenant does not withdraw the comment, Landlord shall incorporate the comment into the documents to which they relate but any resulting delay in the time periods in Exhibit C shall be deemed a Tenant Delay (as defined in Section 6.4(c) and any additional costs above the Cap shall be deemed Additional Rent and shall be reimbursed to Landlord after the completion of the work to which the same is applicable in accordance with Section 2.2.

        (3) Tenant's approval rights shall include (i) the final design of the Building, including, without limitation, the massing and spatial character of the exterior, lobby and other common areas, all pursuant to architectural review committee approval of the Easton Association (including the typical office floorplate, the placement of features thereon, core location and layout, support spaces for building core and column bay dimension); (ii) the final design of the internal improvements, including, without limitation, bathrooms, mechanical systems and life safety systems; and (iii) all exterior improvements.

        Section 6.2 (1) Landlord Improvements shall be developed on an "open-book" basis, with Landlord bidding out all trades on a competitive basis. All consultants engaged by Landlord shall be subject to Tenant's reasonable approval, not to be unreasonably withheld or delayed, after review by Tenant of the proposals submitted by each such consultant. Landlord shall prepare and furnish to Tenant (i) bid packages which Landlord has prepared including specifications, instructions to bidders, and AIA form Contractor's Qualification Statement and (ii) a list of all proposed bidders, all subject to Tenant's approval before bid packages are distributed. Tenant shall either deliver written approval to Landlord within twenty (20) days of receipt of the materials described in (i) and (ii) above or shall be deemed to have approved if no response is
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received by Landlord within twenty (20) days. If Tenant shall not approve the bid packages, the list of prospective bidders, or the consultants, Tenant shall explain the reasons therefor to Landlord and Landlord shall continue to make reasonable efforts to respond to Tenant's objection until rectified to Tenant's reasonable satisfaction. Tenant shall also have approval rights in the same manner as described above, within twenty (20) days of request, 1) if the construction is bid to multiple prime contractors, of each prime contractor and the scope of the portion of Landlord's Improvements to be included in each prime contract, and 2) of all subcontracts in excess of $100,000. Any reasonable suggestions made by Tenant within twenty (20) days of Landlord's request with respect to the bidding process shall be incorporated by Landlord and if Landlord rejects Tenant's proposed suggestion, Landlord will respond to Tenant explaining the reasons therefor. Tenant and its representatives shall have the right to be present at and participate in the negotiation of all bids received with respect to the bid packages prepared by Landlord for amounts in excess of $100,000. Tenant approves Bovis Lend Lease, Inc. or another construction manager satisfactory to both parties as Landlord's construction manager at a fee of 2.5% or at a fee to be agreed to by the parties.

        (2) Tenant and Tenant's representative shall have the right at all times during the business hours of Landlord or Landlord's general contractor, prime contractors, construction manager or consultants, as the case may be, and at such others times as Tenant may reasonably request, to audit, inspect and review the Plans and Specifications or the other documents referred to in this Article so long as such review does not unreasonably delay the Landlord Improvements.

        Section 6.3 In coordination with Landlord's schedule for the preparation of the Plans and Specifications, Tenant, at Tenant's sole cost and expense, shall secure the preparation of all necessary plans and specifications ("Tenant Plans") for the design and construction of the interior improvements which are necessary or desirable to prepare the Building for Tenant's initial occupancy (the "Tenant Improvements"). The Tenant Plans shall be subject to Landlord's review and approval which shall not be unreasonably delayed or withheld and shall be deemed approved if Landlord does not respond within twenty days. Any changes by Tenant to the Tenant Plans, once approved by Landlord, shall again be subject to Landlord's review and approval which shall not be unreasonably delayed or withheld and shall be deemed approved if Landlord does not respond within twenty (20) days. Tenant shall cause the construction and installation of the Tenant Improvements to be in compliance with the approved Tenant Plans. Tenant shall, in connection with the construction and installation of the Tenant Improvements, comply with all applicable laws, ordinances, rules and regulations and shall obtain all permits and approvals required or necessary thereunder in order for Tenant to perform the Tenant
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Improvements. The contractor selected by Tenant to perform the Tenant
Improvements shall be subject to Landlord's reasonable approval.

        Section 6.4 (1) Landlord shall notify Tenant not less than forty-five
(45) days prior to the date when the Landlord Improvements shall be Substantially Completed (As defined below; such date shall hereinafter be the "Commencement Date", corresponding to Item Numbered 13 on Exhibit C.). Upon such notice, Landlord shall permit Tenant reasonable access to the Building for the construction and installation of the Tenant Improvements. Such access shall be at Tenant's own risk, shall not unreasonably interfere with or delay completion of the Landlord Improvements by Landlord, and shall be only after Tenant has obtained the insurance required under this Lease. Landlord and Tenant agree to cooperate during the construction of the Landlord Improvements and the Tenant Improvements, to coordinate the scheduling of such work and to keep each other informed as to their respective progress.

        (2) (i) In the event that the Commencement Date does not occur by the date eighteen (18) months after the date hereof, as such date may be extended by Unavoidable Delays and Tenant Delays (as such terms are defined below) (the "Target Date"), then Tenant may either remain in the premises then being occupied by Tenant (provided that Landlord's obligation to reimburse Tenant for its direct out-of-pocket expenses or Tenant's right to deduct such sum from payment of Basic Rent (as described below) shall not exceed market rent and shall not include any penalty that Tenant may incur as a result of becoming a "holdover tenant") or Tenant may lease temporary premises of comparable size to the Phase II Building in the Columbus area by notice to Landlord given within thirty (30) days after the Target Date. If Tenant remains in the premises then being occupied by Tenant, which premises have fewer square feet than the Demised Premises, Tenant may lease additional space so that the temporary space, including Tenant's existing premises are substantially equivalent in size to the Demised Premises. Landlord shall have the right to approve the terms of the leasing of the temporary premises, such approval not to be unreasonably delayed or withheld and, provided that the terms of the temporary leasing shall be at the then market rent on the then market terms for similar properties in the location of the temporary premises, Landlord shall be deemed to have approved. Provided Landlord has approved or is deemed to have approved the terms of the leasing, Landlord shall reimburse Tenant for its direct out-of-pocket expenses incurred in connection with leasing the temporary premises and/or remaining in Tenant's existing premises as described above, Tenant may, at Tenant's option, deduct the sum from payments of Basic Rent due hereunder.

        (ii) In the event that the Commencement Date does not occur by the date thirty-six (36) months after the date hereof ("Outside Date"), as such date may be extended by
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Tenant Delays, either party shall have the right to terminate this Lease by notice to Landlord given within ten (20) days after the Outside Date, whereupon Landlord shall reimburse Tenant for its direct out-of-pocket expenses incurred in connection with this transaction, and neither party shall have any further rights or responsibilities hereunder, except those specifically stated to survive a termination hereof. Notwithstanding the foregoing, in the event that Landlord shall exercise its right to terminate in accordance with the previous sentence, and at any time within 24 months thereafter Landlord shall desire to enter into another lease for the Demised Premises, Landlord shall not enter into such lease until it has given Tenant not less than 30 days notice of the contemplated transaction and if Tenant shall notify Landlord within 10 days after receipt of Landlord's notice that it wishes to reinstate this Lease on all of its terms, Landlord and Tenant shall enter into an agreement whereby this Lease shall be reinstated. Other than as specifically set forth in this Section, Landlord shall have no liability and Tenant shall have no rights, including without limitation, any right to terminate this Lease, as a result of the delay in Landlord's completion of the Landlord Improvements.

        (3) As used herein, "Substantially Completed" means that Landlord has so completed the Landlord Improvements that Tenant is permitted to enter the Demised Premises to commence construction of the Tenant Improvements, with appropriate means of ingress and egress and access to the Building systems, in a manner that shall not materially adversely affect Tenant's ability to diligently construct the Tenant Improvements, and without undue delays or interference with Tenant's ability to complete the Tenant Improvements, and including, without limitation, the completion of the following items in any portion of the Demised Premises made available to Tenant for construction of the Tenant Improvements: freight elevators, fire stairs, and the electrical, mechanical and life safety systems (each to the extent necessary for Tenant to expeditiously commence and complete the Tenant Improvements). As used herein, "Unavoidable Delays" means one day for each day that the Commencement Date is delayed by strikes, labor troubles, abnormal or unusual weather conditions, accidents, conditions of supply and demand, or any other cause whatsoever beyond Landlord's control, including but not limited to, laws, governmental preemption, any order, requirement, rule or regulation of any governmental, quasi-governmental, judicial or military authority, national emergency, war, unrest or other emergency. "Tenant Delays"" means one day for each day that the Commencement Date is delayed by (i) any request by Tenant that Landlord delay in proceeding with any segment or part of the Landlord Improvements, (ii) any changes or requests for changes by Tenant to the Landlord Improvements which at the time of such change or request Tenant approves in writing as a Tenant Delay (and if Tenant fails to do so, Landlord shall not make such change), (iii) any acts or omissions of Tenant or its agents, employees or contractors, (iv) any delay
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by Tenant in delivery of its approvals or submissions after the date that
Tenant's response was required to be given as set forth in this Article (except in cases where automatic approval shall apply in which event no Tenant Delay shall occur) and (v) any displacement of any portion of the Landlord Improvements from its place in Landlord's construction schedule resulting from any of the causes for delay referred to in clauses (i) through (iv).

        (4) Not less than seven (7) business days prior to the substantial completion date (as defined in the AIA Contract Documents), and when the Demised Premises are in condition described in subsection (e) below, Landlord shall furnish Tenant with a detailed list of punch list items which, in Landlord's reasonable judgment, will not be completed by the substantial completion date (as described in the AIA Contract Documents). During such seven (7) business day period, Landlord and Tenant shall conduct a formal "walk through" of the Demised Premises in order to develop a final list of punch list items. Following such substantial completion date, Landlord shall use all reasonable efforts to complete the final list of punch list items and, to the extent said items are not completed within thirty (30) days thereafter, Landlord shall furnish Tenant with an explanation as to the reasons therefor and an estimated final completion date for said items and thereafter continue to use reasonable efforts to complete said items as soon as practicable.

        (5) On the substantial completion date (as defined in the AIA Contract Documents), all of the Building's sanitary, heating, air conditioning, mechanical and other systems shall have been completed and shall be in good operating condition, except for minor adjustments which may be required, the lobby areas of the Building shall have been substantially completed, and all construction debris shall have been removed therefrom, and functional elevator service shall be provided; Landlord and Tenant shall have obtained a temporary or permanent certificate of occupancy for the Building and for any other portion of the Demised Premises for which the municipality typically issues a certificate of occupancy; in addition, the parking area and access to and from the adjacent public roadways shall be available.

        Section 6.5 The Rent Commencement Date shall be the earlier of (a) the ninety-first day after Tenant occupies the Demised Premises for the conduct of its business, or (b) the first day following the tenth (10th) month anniversary of the Commencement Date. In the event that the Commencement Date is delayed as a result of a Tenant Delays, the Rent Commencement Date shall occur on the date that the Rent Commencement Date would have occurred but for the number of days of Tenant Delays.

        Section 6.6 Landlord will contribute to Tenant a sum equal to Fifteen ($15.00) Dollars per rentable square foot of the Building (which amount Landlord agrees to increase, subject to the Cap, to a maximum of Thirty-Five ($35.00) Dollars per rentable square foot of the Building at the request of Tenant (the "Allowance") toward the costs of Tenant Improvements (the "Work Costs"). The total amount of the Allowance will be included in Landlord's Cost for the calculation of Basic Rent as described on Schedule 1. Any Work Costs in excess of the Allowance shall be paid by Tenant. Tenant may use the Allowance for any cost and/or expense related to the Tenant Improvements, including but not limited to all direct and/or indirect costs all of which shall be included in the Work Costs, whether applied to the Tenant Improvements or to any Allowance during a Renewal Term. In the event the total cost of the Tenant Improvements shall be less than the Allowance Tenant may apply the difference towards the payment of Rent hereunder.

        Section 6.7 The Allowance shall be paid by Landlord toward the invoices received for the construction of the Tenant Improvements, and shall be paid in accordance with the following procedures:

        (1) Tenant shall provide Landlord, not more often than once per calendar month, with an invoice prepared and certified by a Vice President or other comparable officer of Tenant, setting forth the Work Costs payable since the last such invoice, together with such other documents as Landlord shall reasonably require evidencing the work performed or materials utilized for which payment is being requested and certifying that all disbursements previously made by Landlord under this Section have been applied toward payment of the Work Costs covered by and described in the previous invoices.

        (2) Landlord shall pay to Tenant, within thirty (30) days of receipt of the documentation described above, the Work Costs set forth on the invoice. Upon exhaustion of the Allowance, it shall become Tenant's responsibility to pay the Work Costs, and Tenant shall provide Landlord with reasonable evidence of such payment.

        (3) All items of Tenant Improvements, excluding trade fixtures, shall become the property of Landlord upon expiration or earlier termination of this Lease, and shall remain on the Demised Premises.

        Section 6.8 In addition to the other provisions set forth in this
Article 6, Landlord and Tenant agree that:

        (1) Each shall require all contractors retained by it to take any and all safety measures reasonably required to protect Landlord and Tenant and their respective agents, contractors and employees from injury or damage caused by or resulting from the performance of the construction of the Landlord Improvements and the Tenant Improvements.

        (2) All construction contracts in connection with the Landlord Improvements and the Tenant Improvements shall contain provisions that obligate the contractors to (i) carry public liability and property damage insurance, with the limitations as would be typically carried by other contractors working on similar construction projects in the Columbus area, naming Landlord and Tenant as additional insureds; (ii) indemnify, defend and hold harmless Landlord and Tenant from and against any claims, costs, losses, expenses (including attorneys' fees and disbursements), liabilities and damages any of them may suffer on account of the negligence of the contractor; and (iii) carry workmen's compensation insurance.

        (3) All warranties contained in the construction contracts entered into by Landlord in connection with the Landlord Improvements or by Tenant in connection with the Tenant Improvements shall be assignable to the extent obtainable in such contracts.

        (4) The contractors engaged by Landlord for performance of Landlord Improvements and by Tenant for performance of Tenant Improvements shall be bonded in such amounts and by such companies as shall be reasonable for contractors performing similar work in the vicinity of suburban Columbus.

        (5) The review and approval by Tenant of the Plans and Specifications is solely for the benefit of Tenant, and, in reviewing and approving the same, Tenant assumes no liability for the design of the Landlord Improvements or the adequacy thereof, nor shall such review or approval by Tenant release Landlord from any obligation or liability in respect thereof.

        (6) The review and approval by Landlord of the Tenant Plans is solely for the benefit of Landlord, and, in reviewing and approving the same, Landlord assumes no liability for the design of the Tenant Improvements or the adequacy thereof, nor shall such review or approval by Landlord release Tenant from any obligation or liability in respect thereof.

        Section 6.9 Tenant, at Tenant's election, may install an identifying sign on the Demised Premises, the design and location of which shall be subject to the review and approval of Landlord, which approval will not be unreasonably withheld, and the approval of the Easton Architectural Review Committee. Any sign will comply with applicable Requirements (hereinafter defined), shall be maintained by and at the expense of Tenant, and may be removed by Tenant at the end of the Term. Tenant will repair any damage caused by the removal.

        Section 6.10 At any time after completion of the Improvements, Tenant may make changes, additions and alterations to the Demised Premises as Tenant shall deem necessary or desirable ("Alterations"), provided that Tenant shall first obtain Landlord's consent, only with respect to structural Alterations, which will not be unreasonably withheld or delayed. All Alterations, other than Tenant's trade fixtures, will become a part of the Demised Premises. Tenant will have no obligation to restore the Demised Premises at the end of the Term unless requested to do so by Landlord at the time of making any Alteration.

        Section 6.11 In the event that, in connection with the exercise of a Renewal Option as described below in Article 18, Tenant shall perform its own Alterations toward which Landlord has contributed an Allowance, the Allowance shall be paid by Landlord in accordance with the following procedures:

        (1) Tenant shall provide Landlord, not more often than once per calendar month, with an invoice prepared and certified by an officer of Tenant, setting forth the Work Costs payable since the last such invoice together with such other documents as Landlord shall reasonably require evidencing the work performed or materials utilized for which payment is being requested, and certifying that all disbursements previously made under this Section 6.11 have been applied toward payment of the Work Costs covered by and described in the previous invoices.

        (2) Landlord shall pay to Tenant, within thirty (30) days of receipt of the documentation described above, the Work Costs set forth on the invoice. Following final disbursement of the Allowance, Tenant shall be responsible to pay the Work Costs, and Tenant shall provide Landlord with reasonable evidence of such payment.

        Section 6.12 On the last day of the Term, as extended by any Renewal Term (as hereinafter defined) Tenant will deliver the Demised Premises to Landlord, broom clean, in good order, condition and repair, ordinary wear and tear excepted. Tenant shall remove its furniture, furnishings and portable equipment and trade fixtures.

        Section 6.13 Tenant will not hold over its occupancy after the expiration of the Term, including any Renewal Terms. It Tenant holds over, Tenant will pay one and one-half the Basic Rent then in effect for each month during the period of hold over. In addition, if the Demised Premises are not surrendered upon the expiration of the Term, including any Renewal Term, Tenant hereby indemnifies Landlord against liability resulting from any delay by Tenant in so surrendering the Demised Premises, including, without limitation, any claims made by any succeeding tenant or prospective tenant founded upon such delay. Landlord will use good faith efforts to avoid incurring damages in connection with any subsequent leasing but Landlord shall be permitted to act in a commercially reasonable manner. In the event that Landlord shall enter into a new lease for the Demised Premises, or any part thereof, Landlord shall provide Tenant with written notice of the Commencement Date of such new lease not less than thirty (30) days prior thereto and within ten business days of execution thereof.

                                    ARTICLE 7

                             REPAIRS AND MAINTENANCE

        Section 7.1 Tenant, at its sole cost and expense, will take good care of and maintain in good order, condition and repair the Demised Premises, including the Building's systems and adjacent parking areas, subject to reasonable wear and tear. Tenant, at Tenant's expense, will make all repairs as set forth above when required to keep the Demised Premises in good order and condition. Landlord will make structural repairs to the Building, including the roof and shall maintain the roof to be free of leaks, as and when needed to keep the structure and roof in good order and condition; provided, however, that Tenant shall be responsible for the costs of structural repairs and roof repairs, if and to the extent that the need for such repairs arises out of the performance of Tenant Improvements, any negligence of Tenant or its agents or employees or any failure by Tenant to comply with the terms of this Lease. Landlord shall be responsible for any repair costs to the Demised Premises resulting from the negligence of Landlord or its agents or its employees in the course of performing Landlord's repair obligations hereunder, or in connection with the exercise by Landlord of any of Landlord's rights of entry to the Demised Premises. Landlord will assign to Tenant all warranties received by Landlord in connection with construction of the Landlord Improvements, except those relating to roof and structure, for which Landlord has the responsibility of repair.

                                    ARTICLE 8

                               COMPLIANCE WITH LAW

        Section 8.1 Tenant shall comply with all applicable laws and ordinances which are initially passed and approved after the Commencement Date and with requirements of all insurance policies and insurers under the policies required under Article 4 hereof which may be applicable to Tenant's use and occupancy of the Demised Premises and with all agreements, covenants, restrictions and easements of record which affect the Demised Premises and with which Tenant, as tenant, is required to comply, (collectively, "Requirements"). If Tenant shall fail to comply with a Requirement, Landlord may effect such compliance, and Tenant shall reimburse Landlord for the cost thereof as provided in Section 2.2.

        Section 8.2 Except as set forth above, Landlord will comply with all Requirements in connection with this Lease and with the performance of the Landlord Improvements, and the Tenant will comply with all Requirements in connection with the performance of the Tenant Improvements.

                                    ARTICLE 9

                                MECHANIC'S LIENS

        Section 9.1 Tenant will make a reasonable effort not to permit any mechanic's lien to be filed against the Demised Premises as a result of labor performed or materials supplied at the request of Tenant. Tenant will discharge any mechanic's lien within thirty (30) days after Tenant receives notice of its filing.

                                   ARTICLE 10

                     ENTRY INTO DEMISED PREMISES BY LANDLORD

        Section 10.1 Landlord and the authorized representatives of Landlord shall have the right to enter the Demised Premises upon the occurrence of an emergency and otherwise at all reasonable times, on reasonable prior notice during usual business hours and accompanied by a representative of Tenant for the purpose of inspection, making repairs, performing any Tenant obligation which Tenant has failed to perform, or performing any Landlord obligation. In exercising such right, Landlord shall not unreasonably interfere with or disrupt Tenant's business and no exercise of Landlord's rights pursuant to this Section shall materially reduce the size of the Building. Landlord shall be responsible for any injury or damage occasioned to the Demised Premises during such entry due to Landlord's negligence or willful act."

                                   ARTICLE 11

                      RIGHT TO PERFORM COVENANTS OF TENANT

        Section 11.1 If Tenant fails to make any payment or perform any other act on its part to be made or performed under this Lease, Landlord, after not less than twenty (20) days' notice to Tenant (except in case of an emergency, when no prior notice shall be required; however, Landlord shall give notice to Tenant within 24 hours of such act) may, but shall not be obligated to, make such payment or perform such act and in connection therewith to pay expenses and employ counsel as reasonably required. Landlord may not pay any Basic Rent or Additional Rent owed by Tenant hereunder. All reasonable sums paid by Landlord and all reasonable expenses in connection therewith shall be deemed Additional Rent hereunder and shall be payable to Landlord as provided in Section 2.2.

                                   ARTICLE 12

                              DAMAGE OR DESTRUCTION

        Section 12.1 In case of damage to or destruction of the Leased Premises, this Lease shall, except as provided below, remain in full force and effect. Landlord shall repair and restore the Landlord Improvements and Tenant Improvements (but not any of Tenant's furnishings, equipment or trade fixtures, for which Tenant shall be responsible). Landlord shall reasonably and in good faith allocate the insurance proceeds between the reconstruction costs of the Landlord Improvements and Tenant Improvements. Tenant shall pay to Landlord, as Additional Rent, the amount of any deductible, and the amount of any shortfall in insurance proceeds. Notwithstanding any such damage or destruction, Tenant shall remain liable for the payment of all Basic Rent and Additional Rent payable pursuant to the terms of this Lease; to the extent of rent insurance, and Basic Rent shall otherwise be abated in proportion to the amount of space in the Demised Premises that is damaged until repairs are completed.

        Section 12.2 If (a) either (i) more than fifty percent (50%) of the Building is destroyed by fire or other casualty, or (ii) an area of the Building which is critical to Tenant's operation, and used for a specialized purpose, but does not consist of general office space, conference rooms, cafeteria, bathrooms, corridors, secretarial stations or other non-critical areas, is destroyed by fire or other casualty, causing a cessation of Tenant's business, and cannot be rebuilt within two hundred seventy (270) days, (b) at the time of the fire or other casualty, there are less than three (3) years remaining in the Term, as extended by any Renewal Terms for which Tenant has already exercised a Renewal Option, and (c) Tenant does not, within forty-five (45) days after such fire or other casualty exercise its next Renewal Option, then either Tenant or Landlord may, at such party's option, terminate this Lease by notice to the other within forty-five
(45) days after such fire or other casualty. Upon such termination, the Basic Rent and Additional Rent shall be apportioned as of the date of such damage or destruction, Tenant shall vacate and surrender possession of the Demised Premises, and neither party shall have any further rights or obligations hereunder except those which are specifically stated to survive a termination hereof.

                                   ARTICLE 13

                                  CONDEMNATION

        Section 13.1 If all or any substantial portion of the Demised Premises, the Building, the parking area and/or access to and from public roadways is taken by or under threat of condemnation so as to render the Demised Premises wholly untenantable, then this Lease will automatically terminate as of the date of the vesting of title to such property in the condemning authority. If such taking does not render the Demised Premises wholly untenantable, then this Lease will not terminate but subject to Landlord immediately repairing any damages caused by the said taking at Landlord's sole cost and expense, will continue in full force and effect in accordance with its terms, except that the Base Rent will be adjusted to fairly reflect the portion of the Demised Premises, the Building or the Land which was so taken. Landlord will not be liable to Tenant for any inconvenience or interruption to Tenant's business occasioned by any such taking. Subject to the following sentence, Landlord will be entitled to receive the entire award made by the condemning authority for any such taking. The Tenant shall have the right to make a claim against the condemning authority for such claims which it may have and as may be allowed by law, for costs directly incurred by the Tenant and resulting from such condemnation and for severance damages. Landlord will promptly notify Tenant of the institution of any condemnation proceeding affecting the Leased Premises.

                                   ARTICLE 14

                              DEFAULTS AND REMEDIES

        Section 14.1 The occurrence of anyone or more of the following shall constitute an "Event of Default" under this Lease by Tenant:

        (1) If Tenant fails to make any payment of Basic Rent, Additional Rent or any other payment required to be made by Tenant under this Lease within ten
(10) days of the date when due, except that on any single initial occasion in any calendar year during the

Term hereof, Landlord shall provide Tenant with a notice in the event that any payment is not received when due and Tenant shall not be in default provided that the payment to which the notice refers is made within five (5) days of Landlord's notice; or

        (2) If a Default (as defined in the Phase I Lease) by Tenant shall occur under the Phase I Lease, or in the event that Tenant shall enter into the Phase III Lease or the Phase IV Lease, any Event of Default under the Phase III Lease or the Phase IV Lease shall be an Event of Default under this Lease provided that the Landlord hereunder shall be the same Landlord as under the Phase III Lease or the Phase IV Lease at the time that such Default or Event of Default shall occur; or

        (c) If Tenant fails to observe or perform any other covenant, condition or provision of this Lease to be observed or performed by Tenant, and such failure shall continue for a period of thirty (30) days after notice thereof by Landlord; provided, however, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default hereunder if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

        Section 14.2 In the event of any Event of Default, Landlord may, at Landlord's option, exercise any one or more of the rights and remedies available to a landlord in the State of Ohio to redress such default, consecutively or concurrently, including, without limitation, the rights and remedies described in this Section.

        (1) Landlord may elect to terminate Tenant's right to possession of the Demised Premises upon thirty (30) days' written notice to Tenant. Following such a termination, Landlord may re-enter, take possession of the Demised Premises and remove any persons or property by legal action.

        (2) Following re-entry by Landlord, Landlord may relet the Demised Premises for a term longer or shorter than the Term and upon any reasonable terms, including the granting of rent concessions to the new tenant. Landlord may alter, refurbish or otherwise change the character or use of the Demised Premises in connection with such reletting. Landlord shall not be required to relet for any use or purpose which Landlord may reasonably consider injurious to its property or to any tenant which Landlord may reasonably consider objectionable. No such reletting by Landlord following a default by Tenant shall be construed as an acceptance of the surrender of the Demised Premises. If rent received upon such reletting exceeds the rent received under this Lease, Tenant shall have no claim to the excess.

        (3) Following the termination of the Lease, Landlord shall have the right to recover from Tenant the following damages:

        (1) All unpaid Basic Rent, Additional Rent and other charges for the period prior to re-entry.

        (2) An amount equal to the Basic Rent and Additional Rent lost during any period during which the Demised Premises are not relet, plus Landlord's reasonable expenses incurred in connection with the termination of this Lease, Landlord's re-entry upon the Demised Premises, and with such reletting.

        (3) The difference between the Basic Rent reserved under this Lease and the amount actually received by Landlord after such reletting, as such amounts accrue.

        (4) Landlord may elect, at any time, in lieu of any further deficiency pursuant to Paragraphs (ii) and (iii) above, as and for liquidated and agreed final damages, a sum equal to the difference between (x) the amount of Basic Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term, less (y) the then fair and reasonable rental value of the Demised Premises, for the same period, as determined by a court of competent jurisdiction, both discounted to present value, less (z) the aggregate amount of deficiencies theretofore collected by Landlord pursuant to Paragraphs (ii) and (iii) above for the same period.

        (4) In the event that Tenant remains in possession following termination and Landlord does not elect to re-enter, Landlord may recover all back rent or other charges, and shall have the right to cure any nonmonetary default and recover the cost of such cure from Tenant.

        (5) The foregoing remedies shall not be exclusive, but shall be in addition to all other remedies and rights provided under applicable law, and no election to pursue one remedy shall preclude resort to another consistent remedy.

        (6) No action of Landlord, other than express written notice of termination pursuant to the provisions of this Lease, shall terminate this Lease.

        Section 14.3 The parties hereto waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Demised Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Landlord commences any proceeding against Tenant for the payment of Basic Rent or Additional Rent, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

        Section 14.4 Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under its lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty (30) day period and thereafter diligently undertakes to complete the same. Following a default by Landlord as described in this Section, Tenant shall have the right to perform the obligation of Landlord and Landlord shall be liable to Tenant for any costs incurred by Tenant in the performance thereof and any actual damages sustained by Tenant as a result thereof.

                                   ARTICLE 15

                         CUMULATIVE REMEDIES - NO WAIVER

        Section 15.1 The specific remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which they may be lawfully entitled in case of any breach or threatened breach by either of them of any provision of this Lease. The failure of Landlord to insist in any one or more cases upon the strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall not be construed as a waiver or relinquishment for the future of such covenant or option. No waiver, change, modification or discharge by either party hereto of any provision in this Lease shall be deemed to have been made or shall be effective unless expressed in writing and signed by the party to be charged. In addition to the other remedies in this Lease, Landlord and Tenant shall be entitled to the restraint by injunction of the violation, or attempted or threatened violation, of any of the covenants, conditions or provisions of this

Lease or to a decree compelling performance of any of such covenants, conditions or provisions.

                                   ARTICLE 16

                                  SUBORDINATION

        Section 16.1 This Lease and all rights of Tenant hereunder shall be subject and subordinate at all times to any Mortgage or Mortgages and any renewals or replacements thereof, which now are or hereafter become liens on the Demised Premises, provided the holder of any Mortgage (a "Mortgagee") shall deliver to Tenant an agreement reasonably satisfactory to Tenant and in recordable form stating that in the event of default under such Mortgage, the tenancy herein created shall not be disturbed, provided no Event of Default have occurred and be continuing hereunder. Tenant shall join in such agreement, confirming a covenant by Tenant to attorn to such Mortgagee, as Tenant's landlord hereunder. Any such agreement shall provide that neither Mortgagee, nor anyone claiming by, through or under the Mortgagee, including a purchaser at a foreclosure sale, shall be (a) liable for any act or omission of any prior landlord, except with respect to the continuing failure of the successor landlord to perform such prior landlord's obligations, (b) subject to any defense or offset which Tenant may have against any prior landlord, (c) bound by any payment of Basic Rent, or other money payable by Tenant to Landlord hereunder, including as Additional Rent, which Tenant may have made to any prior landlord more than thirty (30) days in advance of the date upon which such payment was due, (d) bound by any obligation to make any payment to or on behalf of Tenant, or (e) bound by any amendment or modification of this Lease made without its consent after the date of the Mortgage provided Tenant has received notice of the Mortgage.

                                   ARTICLE 17

                                EXPANSION OPTIONS

        Section 17.1 This Lease shall be separate and distinct from the Phase I Lease, and no act or omission of a party to one shall have any effect on the rights and obligations of the parties to the other, except as specifically set forth herein.

        Section 17.2 Tenant (but only the Tenant named in this Lease, and provided that Tenant is still in occupancy of two-thirds of the Demised Premises) shall have the option (the "Phase III Option") to lease from Landlord, an additional building, to be constructed by Landlord on vacant land located due west of the Demised Premises which will contain approximately 70,000 square feet, parking at the rate of 6.5 parking spaces per 1,000 square feet of rentable area and a connection from the Phase III Premises to the Demised Premises (the "Phase III Premises."). A site plan of the proposed Phase III Premises is attached hereto as Exhibit E. The Phase III Option may be exercised by Tenant at any time not later than sixteen (16) months from the Effective Date (as defined in Article 1), by notice to Landlord, provided that on the date on which Tenant sends such notice and on the date of the execution and delivery by Tenant of the Phase III Lease, no monetary or other material Event of Default has occurred under this Lease or the Phase I Lease and is then continuing beyond any applicable notice and grace periods. If Tenant shall fail to timely exercise the Phase III Option, then Tenant's rights to lease Phase III Premises shall terminate.

        Section 17.3 (a) If Tenant exercises the Phase III Option, Landlord and Tenant shall execute and deliver a lease of Phase III Premises (the "Phase III Lease") for a fifteen (15) year term, together with an amendment to this Lease and the Phase I Lease providing that (i) the term of the Phase I Lease and this Lease will be coterminous with the term of the Phase III Lease and (ii) for an equivalent number of renewal options and for the equivalent number of renewal terms in the Phase I Lease and this Lease as in the Phase III Lease. In the event that Tenant shall exercise its Renewal Option as described in Article 18 or if this Lease is otherwise extended to accommodate this Section 17.3, the Renewal Rent and or extension rent shall be calculated in the same manner as in
Section 18.3 below. The Phase III Lease shall be upon and subject to all of the terms and conditions contained in this Lease, and identical in form to, and completed to the same extent as, this Lease, except (a) the demised premises shall be as described on the site plan attached hereto as Exhibit F, (b) the term of the Phase III Lease shall commence on the Commencement Date (as determined in accordance with the same procedure as in Article 6 hereof), and end on the date immediately preceding the fifteenth (15th) anniversary of the term commencement date provided for therein, (c) the basic rent in the Phase III Lease shall be calculated using the same formula but with the then current amounts for Landlord's Cost and Pay Rate, (d) the Phase III Option shall not be included, (e) the premises demised thereunder shall be developed in accordance with Exhibit E and (f) the amount of the Allowance shall be fifteen Dollars ($15.00) per rentable square foot of the building, subject to C.P.I. increase from the date hereof to the date of the Phase III Lease. If Landlord or Tenant fails to execute and deliver the Phase III Lease and the amendments to the Phase I Lease and to this Lease described above within thirty (30) days after the tender thereof by Landlord to Tenant, provided such lease and the amendments comply with this Section or Tenant approves any changes made thereto, the responding party may at any time between the end of such thirty (30) day period and the execution and delivery of the Phase III Lease and the amendments notify the non-responding party that the Phase III Option is void, and thereupon the Phase III Option shall be of no further force or effect. The Phase III Lease shall be separate and distinct from this Lease and the Phase I Lease, and no act or omission of a party to one shall have any effect on the rights and obligations of the parties to the other, except as specifically set forth herein.

        (b) Tenant acknowledges that Landlord does not currently own the property on which the Phase III Premises would be developed, but that Landlord has an option to purchase such land. In the event that Landlord has not previously delivered a copy of the option to Tenant, which Landlord shall endeavor to do, then a copy of the option is being delivered by Landlord to Tenant simultaneously upon execution of this Lease. If Tenant exercises the Phase III Option, Landlord shall use commercially reasonable efforts to acquire the property by exercising the option in order to develop the Phase III Premises. Tenant waives any right, under statute or otherwise, to rescind the Phase I Lease or the Phase II Lease or to offset against Tenant's obligations under the Phase I Lease or the Phase II Lease any damages which may result from Landlord's failure for any reason to deliver possession of the Phase III Premises or otherwise to perform its obligations hereunder, provided, however, that in the event that Landlord shall be unable to or shall elect not to acquire the Phase III Premises, Landlord will assign all of its rights to acquire the Phase III Premises to Tenant.

        Section 17.4 Tenant (but only the Tenant named in this Lease, and provided that Tenant is still in occupancy of two-thirds the entire Demised Premises) shall have the option (the "Phase IV Option") to lease from Landlord, an additional building, to be constructed by Landlord on vacant land located north of the Phase III Premises which will contain parking at the rate of 6.5 parking spaces per 1,000 square feet of rentable area and a connection between the Phase III Premises and the Phase IV Premises (the "Phase IV Premises."). A site plan of the proposed Phase IV Premises is attached hereto as Exhibit F. The Phase IV Option may be exercised by Tenant at any time not later than One Hundred and fifty (150) days following the acquisition by Landlord of the Phase III Premises by notice to Landlord, provided that on the date on which Tenant sends such notice and on the date of the execution and delivery by Tenant of the Phase IV Lease, no monetary or other material Event of Default has occurred under the Phase I Lease, the Phase II Lease or the Phase III Lease and is then continuing beyond any applicable notice and grace periods. If Tenant shall fail to timely exercise the Phase IV Option, then Tenant's rights to lease Phase IV Premises shall terminate.

        Section 17.5 (a) If Tenant exercises the Phase IV Option, Landlord and Tenant shall execute and deliver a lease of Phase IV Premises (the "Phase IV Lease") for a fifteen

(15) year term, together with an amendment to the Phase I Lease, the Phase II Lease and the Phase III Lease providing that (i) the term of the Phase I Lease, the Phase II Lease and the Phase III Lease will be coterminous with the term of the Phase IV Lease and (ii) for an equivalent number of renewal options and for the equivalent number of renewal terms in the Phase I Lease, the Phase II Lease and the Phase III Lease as in the Phase IV Lease. In the event that Tenant shall exercise its Renewal Option as described in Article 18 or if this Lease is otherwise extended to accommodate this Section 17.5, the Renewal Rent and or extension rent shall be calculated in the same manner as in Section 18.3 below. The Phase IV Lease shall be upon and subject to all of the terms and conditions contained in this Lease, and identical in form to, and completed to the same extent as, this Lease, except (a) the demised premises shall be as described on Exhibit F, (b) the term of the Phase IV Lease shall commence on the Commencement Date (as determined in accordance with the same procedures as in Article 6 hereof), and end on the date immediately preceding the fifteenth (15th) anniversary of the term commencement date provided for therein, (c) the basic rent in the Phase IV Lease shall be calculated using the same formula but with the then current amounts for Landlord's Cost and Pay Rate. (d) the Phase IV Option shall not be included, (e) the premises demised thereunder shall be developed in accordance with Exhibit F and (f) the amount of the Allowance shall be the amount of the Allowance for the Phase III Premises, subject to C.P.I. increase from the date of the Phase III Lease to the date of the Phase IV Lease. If Landlord or Tenant fails to execute and deliver the Phase IV Lease and the amendments to the Phase I Lease, the Phase II Lease and the Phase III Lease, described above, within thirty (30) days after the tender thereof by Landlord to Tenant, provided such lease and the amendments comply with this Section or Tenant approves any changes made thereto, the responding party may at any time between the end of such thirty (30) day period and the execution and delivery of the Phase IV Lease and the amendments notify the non-responding party that the Phase IV Option is void, and thereupon the Phase IV Option shall be of no further force or effect. The Phase IV Lease shall be separate and distinct from each of the Phase I Lease, the Phase II Lease and the Phase III Lease and no act or omission of a party to one shall have any effect on the rights and obligations of the parties to the other, except as specifically set forth herein.

        (b) Tenant acknowledges that Landlord does not currently own the property on which the Phase IV Premises would be developed but that Landlord has an option to purchase such land. In the event that Landlord has not previously delivered a copy of the option to Tenant, which Landlord shall endeavor to do, then a copy of the option is being delivered by Landlord to Tenant simultaneously upon execution of this Lease. If Tenant exercises the Phase IV Option, Landlord shall use commercially reasonable efforts to acquire the property by exercising the option in order to develop the Phase IV Premises.

Tenant waives any right, under statute or otherwise, to rescind the Phase I Lease, the Phase II Lease or the Phase IV Lease or to offset against Tenant's obligations under the Phase I Lease, the Phase II or the Phase III Lease any damages which may result from Landlord's failure for any reason to deliver possession of the Phase IV Premises or otherwise to perform its obligations hereunder, provided, however, that in the event that Landlord shall be unable to or shall elect not to acquire the Phase IV Premises, Landlord will assign all of its rights to acquire the Phase IV Premises to Tenant.

                                   ARTICLE 18

                                     RENEWAL

        Section 18.1 Tenant (but only the Tenant named in this Lease and provided that Tenant is still in occupancy of two-thirds of Demised Premises) shall have the option (the "Renewal Option") to extend the term of this Lease for three (3) additional periods of five (5) years each (each a "Renewal Term"). The first Renewal Term (the "First Renewal Term") shall commence on the date immediately succeeding the Termination Date and shall end on the fifth (5th) anniversary of the Termination Date. The second Renewal Term (the "Second Renewal Term") shall commence on the date immediately succeeding the fifth (5th) anniversary of the Termination Date and shall end on the tenth (10th) anniversary of the Termination Date. The third Renewal Term (the "Third Renewal Term") shall commence on the date immediately succeeding the tenth (10th ) anniversary of the Termination Date and shall end on the fifteenth (15th) anniversary of the Termination Date.

        Section 18.2 Each Renewal Option shall be exercisable by Tenant delivering to Landlord notice of Tenant's exercise thereof (a "Renewal Notice"), at least 12 months prior to the first day of the Renewal Term in question. Time is of the essence with respect to the giving of the Renewal Notice. Upon the giving of a Renewal Notice with respect to this Lease, Tenant shall be deemed to have simultaneously exercised its renewal option under the Phase I Lease. The exercise of a Renewal Option under the Phase I Lease (incorporated therein by amendment simultaneously with the execution of this Lease) shall be deemed to be exercise of a Renewal Option under this Lease. Upon the giving of the Renewal Notice with respect to the Third Renewal Term, Tenant shall have no further right or option to extend or renew the term of this Lease or any Renewal Term, except as may otherwise be provided in Article 17 in connection with an Expansion Option.

        Notwithstanding the foregoing, Tenant may only exercise a Renewal Option, and an exercise thereof shall only be effective, if at the time of Tenant's exercise of such

Renewal Option and on the day preceding the commencement of the Renewal Term in question, the following conditions are satisfied, (i) this Lease is in full force and effect and (ii) no monetary or material non-monetary default on the part of Tenant is continuing beyond any applicable notice or cure period then exists under this Lease.

        Section 18.3 If Tenant exercises a Renewal Option, the Renewal Term shall be upon the same terms, covenants and conditions as those contained in this Lease, except that basic rent during each Renewal Term ("Renewal Basic Rent") shall be equal to (a) ninety-five (95%) percent of the "fair market rental" rate for offices and uses ancillary thereto in Class A buildings of comparable size, quality and location, and payable by tenants of comparable size and credit in suburban Columbus, Ohio, for a comparable triple net lease, upon the same terms and conditions as set forth herein and with respect to the Third Renewal Term only, Tenant shall have no further right to renew this Lease; or
(b) such other amount as is otherwise acceptable to both parties; provided, however, that the Renewal Basic Rent for the First Renewal Term shall not be less than the Basic Rent in effect for the last year of the Term, and the Renewal Basic Rent for each succeeding Renewal Term shall not be less than the Renewal Basic Rent in effect for the last year of the preceding Renewal Term. In the absence of any agreement between the parties on the amount of the Renewal Basic Rent, the Renewal Basic Rent shall be determined as provided below.

        Section 18.4 Tenant may not exercise a Renewal Option unless Tenant has exercised all prior Renewal Options. Upon its exercise of the third (3rd) Renewal Option, Tenant shall have no further right or option to renew this Lease.

        Section 18.5 For purposes of determining the Renewal Basic Rent, the following procedure shall apply:

           (1) Landlord and Tenant shall, at the location in the City of Columbus specified by Landlord (by notice to Tenant given at least thirty (30) days prior to the date set forth therein) at the time and on a business day not earlier than nine (9) months prior to the first day of the Renewal Term in question and not later than six (6) months prior to the first day of the Renewal Term in question, exchange their respective written initial determinations of the Renewal Term Basic Rent stated as a dollar amount per square foot of rentable area of the Demised Premises. (Landlord's initial determination of the Renewal Term Basic Rent is referred to as "Landlord's Initial Determination" and Tenant's determination is referred to as "Tenant's Initial Determination").

            (2) If the parties shall have exchanged determinations in accordance with the foregoing, they shall attempt to agree upon the Renewal Term Basic Rent. If, within ten (10) days after the date of such exchange, they have not so agreed they shall attempt to agree upon an independent real estate appraiser to act hereunder. If, within twenty (20) days after the date of such exchange, they have not so agreed upon such an independent real estate appraiser, such independent real estate appraiser shall be appointed by the American Arbitration Association. The independent real estate appraiser so agreed upon by the parties or so appointed is herein called the "Renewal Term Appraiser". The fee of the Renewal Term Appraiser and of the American Arbitration Association shall be borne equally by Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any determination under this Article.

            (3) The Renewal Term Appraiser, by notice to the parties, shall establish a date, time and location in the City of Columbus, no earlier than 10 days after the date of such notice, at which either party may, if it elects, deliver to the Renewal Term Appraiser a revised written determination of the Renewal Term Basic Rent ; provided, however, that (a) Landlord's revised determination of the Renewal Term Basic Rent shall be no higher than Landlord's Initial Determination thereof and no lower than 95% of Landlord's Initial Determination thereof, and (b) Tenant's revised determination of the Renewal Term Basic Rent shall no lower than Tenant's Initial Determination thereof and no higher than 105% of Tenant's Initial Determination thereof.

            (4) If both parties elect to deliver revised determination, they shall do so simultaneously. The Renewal Term Appraiser shall furnish each party with a copy of any revised determination delivered by the other. As used herein the term "Landlord's Final Determination" shall mean (i) if Landlord shall have delivered a revised determination in accordance with this Section, such revised determination, or (ii) otherwise, Landlord's Initial Determination. As used herein the term "Tenant's Final Determination" shall mean (i) if Tenant shall have delivered a revised determination in accordance with this Section, such revised determination, or (ii) otherwise, Tenant's Initial Determination.

            (5) The Renewal Term Appraiser shall conduct such hearings and investigations as he or she may deem appropriate and shall, within thirty (30) days of the date of his or her designation, choose either Landlord's Final Determination of the Renewal Term Fair Market Rent or Tenant's Final Determination of the Renewal Term Fair Market Rent, and the choice by the Appraiser shall be conclusive and binding upon Landlord and Tenant.

            (6) The Renewal Term Appraiser appointed pursuant to this Article shall be an independent real estate appraiser with at least ten (10) years' experience in valuation of properties that are similar in character to the Building, and a member of the Appraisal Institute (or its successor). The Renewal Term Appraiser shall not have the power to add to, modify or change any of the provisions of this Lease.

            (7) It is expressly understood that any determination of the Renewal Term Basic Rent pursuant to this Article shall be based on the criteria stated in this Article.

            Section 18.6 After a determination has been made of the Renewal Term Basic Rent for any Renewal Term, the parties shall execute and deliver to each other an instrument setting forth the Renewal Term Basic Rent, as determined pursuant to this Article and, if applicable, provided however, that failure of either party to execute a written supplement shall not affect the rights and duties of the parties hereunder.

            Section 18.7 If the final determination of the Renewal Term Basic Rent with respect to any Renewal Term shall not be made on or before the first day of such Renewal Term, then pending such final determination (and subject to retroactive adjustment as provided below), payments of Basic Rent shall be made based upon the rent for the last month of the prior term. If the Renewal Term Appraiser chooses Tenant's Determination of the Renewal Term Basic Rent (or if the Renewal Term Basic Rent as finally determined is otherwise different from Landlord's Determination thereof), Tenant shall be entitled to a credit against the Basic Rent equal to the amount of Tenant's overpayment of Basic Rent.

            Section 18.8 In the event that Tenant advises Landlord simultaneously with the exercise of a Renewal Option that it wishes to perform Alterations at the commencement of or during any Renewal Term, and requests an additional Allowance from Landlord for that purpose, Landlord will provide the additional Allowance, in the amount requested by Tenant, up to $5.00 per rentable square foot, amortized over the remaining Term of the Lease, as renewed, with an interest factor equal to the 5-year Treasury Rate plus 300 basis points and the Renewal Term Basic Rent will be increased accordingly.

                                   ARTICLE 19

                                 QUIET ENJOYMENT

            Section 19.1 Landlord represents and warrants that Tenant may peaceably and quietly hold, occupy and enjoy the Demised Premises during the Term, subject to the terms and conditions of this Lease.

                                   ARTICLE 20

                                     NOTICES

            Section 20.1 All notices required or permitted shall be in writing and shall be delivered to each party at its address first above written, with Landlord's notices addressed to the attention of Adam Flatto and Tenant's notices addressed to the attention of Todd Deavers. Either party may request in writing additional or substitute parties for receiving notices. Notices shall be deemed to have been properly given if served in person (including but not limited to served by a national overnight courier, requiring proof of delivery, such as Federal Express) or if sent by United States registered or certified mail, return receipt requested. Copies of all notices shall be sent to Teachers Insurance and Annuity Association of America, 730 Third Avenue, New York, New York 10017, Attention: Mr. David F. Morrison.

                                   ARTICLE 21

                       CERTIFICATES OF TENANT AND LANDLORD

            Section 21.1 Each party shall, at any time and from time to time upon not less than fifteen (15) days' prior notice by the other, execute, acknowledge and deliver to the other a statement in writing certifying, if true, that this Lease is unmodified and in full force and effect (or if there have been modifications that the Lease is in full force and effect as modified and stating the modifications) and the dates to which the Basic Rent and Additional Rent have been paid, stating whether or not, to the best knowledge of the signer of such statement, there are defaults by either party and containing such other information as may reasonably be requested by either party or by any Mortgagee.

                                   ARTICLE 22

                                       USE

            Section 22.1 Tenant may use the Demised Premises for general and executive offices, ancillary uses incidental thereto permitted by law and for no other purpose.

            Section 22.2 Tenant shall not use or allow the Demised Premises or any part thereof to be used or occupied for any unlawful purpose or in violation of any certificate of occupancy covering the use of the Demised Premises or any part thereof. Tenant shall not allow the Demised Premises or any part thereof to be used by the United States government, any foreign government, the United Nations or any agency or department of any of the foregoing or any person or entity having sovereign or diplomatic immunity) or any other governmental agency. Landlord shall furnish Tenant with a copy of the certificate of occupancy for the Building and all supporting approvals of governmental authorities having jurisdiction over the Demised Premises promptly following the issuance thereof.

                                   ARTICLE 23

                            ASSIGNMENT AND SUBLETTING

            Section 23.1 If Tenant shall desire to assign this Lease or to sublet the Demised Premises, Tenant shall submit to Landlord a written notice of Tenant's intent to do so, which notice shall contain all of the material terms pursuant to which Tenant desires to assign this Lease or to sublet the Demised Premises.

            Section 23.2 Tenant may, with the prior consent of Landlord, which shall not be unreasonably withheld or delayed, subject to the provisions of
Section 23.5 hereof, sublet the Demised Premises in whole or in part, on one or more occasions, provided there shall be delivered to Landlord a duplicate original of the sublease, containing the name and address of the subtenant. Landlord shall be deemed to be reasonable in withholding consent to a sublease to the State of Ohio, City of Columbus or County of Franklin, or to any agency or department of any federal, state, county or city government, or for a use likely to cause a significant number of members of the general public to visit the Building. Except as provided in this Article 23, Tenant may not assign this Lease, sublet the Demised Premises or any part thereof, or mortgage or encumber its interest in this Lease.

            Section 23.3 Notwithstanding the foregoing, the consent of Landlord shall not be required, nor shall the provisions of Sections 23.1 be applicable, in connection with the assignment or subletting by Tenant to an Affiliate of Tenant, provided that the net worth of such Affiliate, in Landlord's reasonable judgment, is an amount sufficient to meet the obligations of such Affiliate as tenant pursuant to the terms of this Lease.

            Section 23.4 Neither an assignment of Tenant's interest in this Lease nor a subletting, occupancy or use of the Demised Premises or any part thereof by any person or entity other than Tenant, nor any collection of rental by Landlord from any person or entity other than Tenant, nor any application of any such rental to Tenant's obligations hereunder shall relieve Tenant of its obligations under this Lease.

            Section 23.5 At least twenty (20) days prior to any subletting of all or any portion of the Demised Premises (except pursuant to Section 23.3 hereof), or to any assignment, Tenant shall submit a statement to Landlord (a "Tenant Statement") containing the following information: (1) the name and address of the subtenant or assignee, as the case may be, (2) a description of the portion of the Demised Premises to be sublet, (3) the essential terms and conditions of the subletting, including, without limitation, the rent or consideration payable, or of the assignment and (4) the nature and character of the business of the proposed subtenant, or assignee, a statement specifically directing Landlord's attention to the provisions of this Section 23.5 requiring Landlord to respond to Tenant's request for approval of the proposed subletting or assignment within twenty (20) days after Landlord's receipt of the Tenant Statement. If Landlord shall fail to notify Tenant within said twenty (20) day period of Landlord's consent to or reasonable disapproval of the proposed subletting or assignment pursuant to the Tenant Statement, or if Landlord shall have consented to such subletting or assignment, Tenant shall have the right to sublease that portion of the Demised Premises to such proposed subtenant on the same terms and conditions set forth in the Tenant Statement, or to assign the Lease, subject to the terms and conditions of this Lease, including Section 23.3 and this Section 23.5. If Tenant shall not enter into such sublease or assignment within one hundred twenty (120) days after the delivery of the Tenant Statement to Landlord, then the provisions of this Section 23.5 shall again be applicable to any other proposed subletting or assignment. If Tenant shall enter into such sublease or assignment within one hundred twenty (120) days as aforesaid, Tenant shall deliver a true, complete and fully executed counterpart of such sublease or assignment to Landlord within ten (10) business days after execution thereof. In the event that Tenant shall receive rent in excess of Basic Rent, or consideration in connection with an assignment ("Profit") Landlord shall be entitled to fifty (50%) percent of the Profit.

                                   ARTICLE 24

                       INVALIDITY OF PARTICULAR PROVISIONS

            Section 24.1 If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

                                   ARTICLE 25

                                     BROKER

            Section 25.1 Tenant represents that it has dealt with no broker in connection with this Lease other than CB Richard Ellis, Inc ("Broker"). Landlord will pay the fees of the Broker in connection with this Phase II Lease, only (it being understood that Landlord shall have no liability to Broker in connection with any renewals of the Phase I Lease), pursuant to separate agreement. Landlord and Tenant each indemnify and hold harmless the other from and against any and all losses, claims, liabilities, damages and expenses, including without limitation, attorneys' fees and expenses and court costs arising out of or in connection with any breach or alleged breach of the above representation or any claim by any persons or entity other than Broker for brokerage commissions or other compensation in connection with the consummation of this Lease. The provisions of this Article shall survive the expiration or sooner termination of this Lease.

                                   ARTICLE 26

                                    INDEMNITY

            Section 26.1 Tenant indemnifies and holds harmless Landlord against and from any and all liability, fines, suits, claims, demands, expenses and actions of any kind or nature, including attorneys' fees, arising by reason of injury to person or property occurring on the Demised Premises, or occasioned in whole or in part by any act, omission or negligence of Tenant, or its agents or of any person on the Demised Premises by the license or permission of Tenant, expressed or implied, or by any use or occupancy of the Demised Premises, or any breach, violation or non-performance of any covenant in this Lease on the part of Tenant to be observed or performed from and after the Commencement Date.

            Section 26.2 Landlord indemnifies and holds harmless Tenant against and from any and all liability, fines, suits, claims, demands, expenses and actions of any kind or nature, including attorney's fees, arising by reason of injury to person or property occurring on the Demised Premises during any time while Landlord or its agents is performing work on the Demised Premises, whether during construction of Landlord Improvements or while Landlord is performing any of Landlord's obligations contained in Article 7 or Article 8 or resulting from the negligence of Landlord or its agents or employees.

                                   ARTICLE 27

                            ENVIRONMENTAL PROVISIONS

            Section 27.1 Landlord and Tenant shall each at all times comply with all applicable laws and ordinances and shall keep the Demised Premises free of contamination arising out of or resulting from: (x) any petroleum or petroleum derivatives: (y) any substance or material presently identified or deemed to be toxic or hazardous under or pursuant to 42 U.S.C. Sections 9601-9675 or any other applicable federal, state or local statute, rule or regulation (any and all federal, state or local statutes, rules, orders or regulations, now or hereafter in effect, dealing with matters involving toxic or hazardous substances, the use, discharge or release of same, the environment or health or safety, are hereinafter collectively, referred to as the "Law"), including, without limitation, whether or not defined as such by the Law, any asbestos, polychlorinated biphenyls ("PCBs"), radioactive substance, methane, volatile hydrocarbons or industrial solvents; or (z) any other material or substance which has in the past or could presently cause or constitute a health, safety or other environmental hazard to any person or property (all of the foregoing described in (x), (y) or (z) above and any other material or substance which may at any time in the future cause or constitute a health, safety or other environmental hazard to any person or property, shall hereinafter be referred to as "Hazardous Substances" and any one of same as a "Hazardous Substance"); (ii) neither Landlord nor Tenant shall cause or suffer to occur, a disposal or release of any Hazardous Substance in violation of the Law at, upon, under or within the Demised Premises, upon the Land or upon any contiguous or adjacent land; (iii) Tenant is not or will not be involved in operations or activities at the Demised Premises that could result in, give rise to, or lead to the imposition of liability upon Landlord or the creation of a lien on the Demised Premises, under the Law; and (iv) Tenant will not knowingly suffer or permit any employee, agent, contractor, subtenant or occupant or licensee of the Demised Premises to engage in any operation or activity on the Demised Premises that could result in, give rise to, or lead to the imposition of liability on Landlord or Tenant, or the creation of a lien on the Demised Premises, under the Law. Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications, and other communications and reports in connection with any such disposal, release or threatened release of any

Hazardous Substance or any other matters relating to the Law, as they may affect the Demised Premises.

            Tenant hereby indemnifies Landlord and agrees to hold Landlord harmless from and against all loss, liability, damage and expense, including reasonable attorneys' fees and expenses, suffered or incurred by Landlord as a result of the acts of Tenant, or the acts of Tenant's agents, employees, contractors, subtenants, guest and invitees, including, but not limited to any and all costs and expenses incurred by Landlord (including, but not limited to, the cost of any investigation to determine whether a cleanup of the Demised Premises is necessary, costs of cleanup payment of fine or penalties, and payment of damages to third parties), (i) under any Law, including the assertion of any lien against the Demised Premises, (ii) from and after the Commencement Date, with respect to the existence of, or any disposal, release or threatened release of, any Hazardous Substance affecting the Demised Premises whether or not the same originates or emanates from the Demised Premises or from any other source caused by Tenant, or Tenant's agents, employees, contractors, subtenants, guests and invitees, including any loss of value of the Premises as a result of such existence, disposal, release or threatened release of any Hazardous Substance; (iii) with respect to any other matter affecting the Demised Premises within the jurisdiction of the Environmental Protection Agency of the United States of America or the agencies having authority for environmental protection and conservation in the State of Ohio, (iv) with respect to Landlord's reliance on any representation or warranty of Tenant. The term "loss" shall include any amounts paid by Landlord in good faith, ten (10) days prior notice, of any claim, demand, loss, liability, cost, charge, suit, order, under the belief that it is liable therefor. The term "Landlord" shall include any successor, assignee or designee of Landlord, which becomes the owner of the Building whether through purchase, foreclosure or acceptance of a deed in lieu thereof and shall include any directors, officers, employees, partners or agents of Landlord and any of the foregoing.

            Tenant agrees that in the event of any exercise, disposal, release or threatened release of any Hazardous Substance affecting the Demised Premises or originating from the Demised Premises caused by Tenant, or Tenant's agents, employees, contractors, subtenants, guests and invitees, and/or if Tenant shall fail to comply with any of the requirements of the Law, Landlord may, at its election, but without the obligation so to do, give notices and/or cause such work to be performed at the Demised Premises and/or take any and all other actions as Landlord shall deem necessary or advisable in order to remedy said existence, disposal, release or threatened release of any Hazardous Substance or cure said failure of compliance and any amounts paid as a result thereof shall immediately be due and payable by Tenant to Landlord.

            This indemnification and the obligations of Tenant hereunder shall survive the termination of this Lease and continue in full force and effect so long as any matters shall exist against which Tenant has agreed to indemnify Landlord pursuant to the terms hereof, and shall not be affected by the happening from time to time of any event, including, but not limited to, any failure, omission, delay or lack of action on the part of Landlord to enforce, assert or exercise any right, power or remedy conferred upon it hereunder.

            Section 27.2 Tenant acknowledges and agrees that Landlord has made available to Tenant the "Phase I" Environmental Report that Landlord has obtained with respect to the Phase II Land and that Landlord has not made any representation or warranty as to any Hazardous Substance. The provisions of this Section shall not be deemed to limit the right of Tenant to name Landlord as a party defendant in any action brought by any third party, including any governmental or administrative entity, for damages which such third party alleges have been caused by environmental conditions affecting or related to the Demised Premises which existed prior to the Commencement Date, and Landlord shall indemnify and hold Tenant harmless from and against any liabilities, losses and costs, including Tenant's reasonable counsel fees and any required remediation which Tenant may incur by reason of any such third party claim.

                                   ARTICLE 28

                           COVENANTS BIND AND BENEFIT
                        RESPECTIVE PARTIES; MODIFICATION

            Section 28.1 The covenants and agreements herein contained shall bind and inure to the benefit of Landlord, its successors, assigns and legal representatives and Tenant and its successors, permitted assigns and legal representatives. The terms and provisions of this Lease may not be altered, modified, waived or terminated except by an agreement in writing signed by the party to be charged.

                                   ARTICLE 29

                                  MISCELLANEOUS

            Section 29.1 Upon any sale of the Demised Premises by Landlord, the grantee shall assume in writing the obligations of Landlord hereunder. Provided that such assumption agreement is obtained, the obligations of Landlord under this Lease shall not

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be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building or the Demised Premises, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder. The partners, shareholders, directors, officers, members and principals, direct and indirect, of Landlord and/or Tenant (collectively, the "Parties") shall not be liable for the performance of Landlord's obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord's and/or Tenant's obligations hereunder and shall not seek any damages against any of the Parties. The liability of Landlord for Landlord's obligations under this Lease shall be limited to Landlord's interest in the Demised Premises and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Parties in seeking either to enforce Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform such obligations.

            Section 29.2 As used herein, the term "Affiliate" shall mean, with respect to Tenant, an entity which controls, is controlled by or is under common control with Tenant, any entity to which all or substantially all of the stock or assets of Tenant are transferred, or any entity into or with which Tenant shall be merged, and, with respect to Landlord, an entity under the control, directly or indirectly, of The Georgetown Company.

            Landlord hereby waives any statutory or common law lien or right of distraint against any and all of Tenant's inventory, equipment trade fixtures personality, accounts receivable and proceeds thereof.

            Section 29.3 This Lease may be executed in separate counterparts which shall together constitute one document.

                                   ARTICLE 30

                                SECURITY DEPOSIT

            Section 30.1 Within 30 days of the execution of this Lease, Tenant shall delivery to Landlord a standby, unconditional, irrevocable letter of credit in the amount of $693,000 naming Landlord as beneficiary, issued or confirmed by The Bank of New York permitting partial draws thereon, and otherwise in form reasonably acceptable to Landlord as a security deposit under this Lease.. Tenant shall from time to time cause its letter of credit to be renewed (either automatically under the terms thereof or by amendment thereto or by replacement thereof) in the amounts described below no later than 30 days prior to any expiration date thereof so that its letter of credit remains in effect for 30 days after the scheduled expiration of the Term; if Tenant fails timely to renew its letter of credit (or if such letter of credit renews automatically under its terms, and such automatic renewal is terminated by the issuer of such letter of credit), then Landlord shall have the right to draw thereon, and retain the amounts so drawn as a security deposit until such time as Landlord receives a replacement letter of credit satisfying the requirements of this article 30. Upon the occurrence of an Event of Default, Landlord may draw upon the letter of credit (but only to the extent required to cure the Event of Default) and apply the proceeds thereof to perform any of Tenant's unperformed obligations under this Lease. Tenant hereby irrevocably appoints Landlord its true and lawful attorney-in-fact , such power of attorney being coupled with an interest, with full power of substitution, to do any one of more of the following in its sole discretion upon the occurrence of an Event of Default under this Lease: (1) demand, collect, receive, sue for, compound and give acquittance for any and all amounts which may be or become due or payable with respect to the letter of credit and all funds evidenced thereby, (2) execute any and all withdrawal receipts or other orders for the payment of money drawn from the letter of credit, (3) file any claim or institute any proceeding with respect to the letter of credit, and (4) take any other action which Landlord may deem necessary or appropriate to protect and preserve the right, title and interest of Landlord under this Lease. Provided no Event of Default has occurred hereunder, Tenant may reduce the amount of the letter of credit by 20-% of the original amount on each anniversary of the date of this Lease except that the letter of credit shall not fall below $115,000 during the term hereof.

            Notwithstanding the foregoing, if, during the Term, Tenant is granted an investment grade rating (which, for purposes hereof, shall mean a rating of BB or better) by Moody's Investors Service, Inc. or Standard & Poor's Ratings Services, a division of McGraw Hill, Inc., Landlord, upon written request from Tenant and provided no Event of Default shall then exist, shall return to Tenant any letter of credit held by Landlord pursuant to this Article and no letter of credit or other security deposit shall thereafter be required from Tenant pursuant to this Lease.

            IN WITNESS WHEREOF the parties hereto have executed this Lease on the day and year first above written.

                                    LANDLORD:

                                    GEORGETOWN BISYS PHASE II, LLC


                                    By:______________________________

                                    Title:___________________________



                                    TENANT:

                                    BISYS FUND SERVICES, INC.


                                    By:______________________________

                                    Title:___________________________